Exhibit 10.2

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NBCUNIVERSAL, LLC

DATED AS OF MARCH 19, 2013

THE TRANSFER OF THE UNITS IN THE COMPANY DESCRIBED IN THIS

AGREEMENT IS RESTRICTED AS DESCRIBED HEREIN

i

ARTICLE 5
BOARD AND OFFICERS

Section 5.01. Board	18
Section 5.02. Removal and Resignation	19
Section 5.03. Meetings of the Board	19
Section 5.04. Action Without a Meeting	19
Section 5.05. Chairman of the Board	19
Section 5.06. Committees of the Board	20
Section 5.07. Officers; Designation and Election of Officers; Duties	20

ARTICLE 6
DUTIES, EXCULPATION AND INDEMNIFICATION

Section 6.01. Duties, Exculpation and Indemnification	22
Section 6.02. Other Activities; Business Opportunities	24

ARTICLE 7
ACCOUNTING, TAX, FISCAL AND LEGAL MATTERS

Section 7.01. Fiscal Year	25
Section 7.02. Bank Accounts	26
Section 7.03. Books of Account and Other Information	26
Section 7.04. Auditors	26
Section 7.05. Certain Tax Matters	26
Section 7.06. Certain Regulatory Matters	27

ARTICLE 8
ALLOCATIONS AND DISTRIBUTIONS

Section 8.01. Allocations	28
Section 8.02. Distributions	34

ARTICLE 9
TRANSFERS AND ADDITIONAL MEMBERS

Section 9.01. Transfers	35
Section 9.02. Additional Members	35
Section 9.03. Termination of Member Status	36
Section 9.04. Void Transfers	37

ANNEXES

Annex 1	-	Terms of Preferred Units

EXHIBITS

Exhibit A	-	Form of Common Unit Certificate
Exhibit B	-	Form of Preferred Unit Certificate

SCHEDULES

Schedule 4.01	-	Register

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of NBCUniversal, LLC (formerly known as Navy, LLC), a Delaware limited liability company (“Company”), is made as of March 19, 2013 by and among (i) Comcast Navy Contribution, LLC, a Delaware limited liability company (“Comcast Member 1”), (ii) Comcast Navy Acquisition, LLC, a Delaware limited liability company (“Comcast Member 2”; and, together with Comcast Member 1, the “Comcast Members”), (iii) NBCUniversal Enterprise, Inc., a Delaware corporation (formerly known as Navy Holdings, Inc.) (“HoldCo”) and (iv) each other Person who at any time becomes a Member in accordance with the terms of this Agreement and the Act.

RECITALS

WHEREAS, the Company was formed on November 12, 2009, by the filing of a Certificate of Formation (as amended or otherwise modified from time to time, the “Certificate of Formation”) with the Secretary of State of the State of Delaware and the adoption of that certain Limited Liability Company Agreement of the Company dated as of December 1, 2009 by HoldCo, as the initial sole member of the Company (the “Original LLC Agreement”);

WHEREAS, the Original LLC Agreement was amended, restated and superseded in its entirety by an Amended and Restated Limited Liability Company Agreement of the Company dated as of January 28, 2011 (as amended prior to the date hereof, the “First Amended and Restated LLC Agreement”), adopted in connection with the closing of the transactions contemplated by the Master Agreement dated as of December 3, 2009 (as amended or otherwise modified from time to time, the “Master Agreement”) by and among General Electric Company, a New York corporation (“GE”), NBCUniversal Media, LLC (formerly known as NBC Universal, Inc.) (“NBCUniversal Media”), a Delaware limited liability company, Comcast Corporation, a Pennsylvania corporation (“Comcast”), and the Company; and

WHEREAS, pursuant to a Transaction Agreement dated as of February 12, 2013 (as amended or otherwise modified from time to time, the “Transaction Agreement”) by and among GE, National Broadcasting Company Holding, Inc., Comcast, HoldCo, NBCUniversal Media, LLC and the Company, the parties hereto and thereto have agreed that the First Amended and Restated LLC Agreement shall be amended, restated and superseded in its entirety as hereinafter set forth.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Defined Terms. (a) In this Agreement, except where the context otherwise requires:

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended from time to time.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. “Affiliated” and “Affiliation” shall have correlative meanings.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement, as it may be amended or otherwise modified from time to time in accordance with Section 12.02.

“Annual Tax Distribution Amount” means, with respect to a Tax Year, an amount equal to the product of (x) the aggregate amount of net taxable income and gain allocated to the Common Members with respect to the Common Units pursuant to Section 8.01(c)(i) in respect of such Tax Year, and (y) the Applicable Tax Rate. For the avoidance of doubt, the Annual Tax Distribution Amount shall be calculated without regard to any allocations pursuant to Section 8.01(c)(ii) and Section 8.01(c)(iii) in connection with the disposition of an asset.

“Applicable Tax Rate” means, with respect to a Tax Year, the combined federal, state and local income tax rate (giving effect to the deductibility of state and local income taxes for federal income tax purposes) that would have applied to the Company during such Tax Year if it were a corporation for U.S. federal income tax purposes.

“Attributable Interest” means those interests identified as “cognizable” or “attributable” under the Notes to 47 C.F.R. § 73.3555, as such rules may be modified and/or interpreted by the FCC from time to time.

“Attributed Entity” means a Person (i) that is subject to the ownership restrictions set forth in 47 C.F.R. § 73.3555, as such rules may be modified and/or interpreted by the FCC from time to time, and (ii) in which the Company directly or indirectly holds an Attributable Interest.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York or Philadelphia, Pennsylvania are authorized or obligated by Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Common Member” means any Member that holds Common Units.

“Common Units” means equal proportionate units of common limited liability company interests in the Company, each with a deemed par value of $1.00, having the rights and obligations provided in this Agreement.

“Company Securities” means any securities (including debt securities) issued by the Company.

“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “controlled by”, “controlled”, “under common control with” and “controlling” shall have correlative meanings.

“Depreciation” means, for each Tax Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Tax Year, except that if (a) with respect to any asset the Gross Asset Value of which differs from its adjusted tax basis for federal income tax purposes at the beginning of such Tax Year and which difference is being eliminated by use of the “remedial allocation method” as defined by Treasury Regulations Section 1.704-3(d), Depreciation for such Tax Year shall be the amount of book basis recovered for such Tax Year under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other assets the Gross Asset Value that differs from its adjusted tax basis for federal income tax purposes at the beginning of such Tax Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Tax Year bears to such beginning adjusted tax basis; provided, however, in the case of clause (b) above, if the adjusted tax basis for federal income tax purposes of an asset at the beginning of such Tax Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Tax Matters Member.

“Estimated Tax Distribution Amount” means, with respect to each Estimated Tax Distribution Period of a Tax Year, an amount equal to the product of (x) the estimated aggregate amount of taxable income and gain allocated to the Common Members with respect to the Common Units pursuant to Section 8.01(c)(i) in respect of such Tax Year as determined by the Tax Matters Member prior to the date of distribution pursuant to Section 8.02(a)(i) with respect to such Estimated Tax Distribution Period, (y) the Applicable Tax Rate, and (z) a fraction the numerator of which is the number of calendar quarter(s) included in such Estimated Tax Distribution Period and the denominator of which is four. For the avoidance of doubt, the Estimated Tax Distribution Amount shall be calculated without regard to any allocations pursuant to Section 8.01(c)(ii) and Section 8.01(c)(iii) in connection with the disposition of an asset.

“Estimated Tax Distribution Period” means, with respect to a Tax Year, each of the following calendar periods (with all periods inclusive of the start and end dates): (i) from January 1 to March 31 of such Tax Year, (ii) from January 1 to June 30 of such Tax Year, (iii) from January 1 to September 30 of such Tax Year, and (iv) from January 1 to December 31 of such Tax Year.”

“Equity Securities” means (i) any capital stock, partnership interests, limited liability company interests, units or any other type of equity interest, or other indicia of equity ownership (including profits interests, other than customary profit participations granted in the media business) (collectively, “Interests”), (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Interests (including any option to purchase such convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any security described in clause (i) or clause (ii), (iv) any such warrant or right or (v) any security issued in exchange for, upon conversion of or with respect to any of the foregoing securities.

“FCC” means the Federal Communications Commission.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed (or deemed contributed for U.S. federal income tax purposes) by a Member to the Company shall be the gross fair market value of such asset, at the time of contribution, as determined by the Tax Matters Member in its sole discretion;

(ii) The Gross Asset Value of any asset shall be adjusted to equal its gross fair market value (taking Section 7701(g) of the Code into account), as determined by the Tax Matters Member in its sole discretion as of the following times: (A) the acquisition of one or more additional Units in the Company by any new or existing Member; (B) the making of a capital contribution; (C) the distribution by the Company to a Member of more than a de minimis amount of the Company’s property as consideration for an interest in the Company; (D) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (E) the withdrawal of a Member from the Company; provided that an adjustment described in clauses (A), (B) and (E) of this paragraph shall be made only if the Tax Matters Member reasonably determines that such adjustment is necessary to reflect the relative interests of the Members in the Company;

(iii) The Gross Asset Value of any asset distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such asset on the date of distribution as determined by the Tax Matters Member in its sole discretion;

(iv) The Gross Asset Value of any asset shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to Section 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); and

(v) If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

“HoldCo Common Member” means HoldCo and, if HoldCo transfers any of its Common Units to any other Person in accordance with this Agreement, any other Member that then holds such Common Units (other than a Comcast Member).

“HoldCo Member” means any HoldCo Preferred Member or HoldCo Common Member.

“HoldCo Preferred Member” means HoldCo and, if HoldCo transfers any of its Preferred Units to any other Person in accordance with this Agreement, any other Member that then holds such Preferred Units (other than a Comcast Member).

“Law” means any transnational, domestic or foreign federal, state or local statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including the common law.

“Member” means, at any time, (i) for so long as it holds any Units, each Comcast Member, (ii) for so long as it holds any Units, Holdco and (iii) any other Person who, after the date hereof, is admitted to the Company as a member in accordance with the terms of this Agreement. No Person that is not a Member shall be deemed a “member” of the Company under the Act. A Person shall cease to be a Member at such time as such Person no longer holds any Units.

“Membership Percentage” means, with respect to any Common Member as of any time, the number of Common Units owned by such Common Member at such time divided by the aggregate number of Common Units owned by all Common Members at such time.

“Person” means any natural person, joint venture, general or limited partnership, corporation, limited liability company, trust, firm, association or organization or other legal entity.

“Preferred Member” means any Member that holds Preferred Units.

“Preferred Units” means 9,439,748.031 preferred limited liability company interests in the Company issued and outstanding as of the date hereof and having the rights and obligations provided in this Agreement.

“Profit” and “Loss” means, for each Tax Year, an amount equal to the Company’s taxable income or loss for such Tax Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), but with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profit or Loss shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profit or Loss shall be subtracted from such taxable income or loss;

(iii) In the event Gross Asset Value of any asset of the Company is adjusted pursuant to subparagraphs (ii), (iii), or (iv) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profit or Loss;

(iv) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Tax Year;

(v) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of (adjusted for accumulated Depreciation with respect to such property), notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value; and

(vi) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 8.01(b) or 11.05(b) hereof shall not be taken into account in computing net Profit or net Loss. The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 8.01(b) or 11.05(a) hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (v) above.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any specified Person means (x) any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding Equity Securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising control or (y) any other Person with respect to which such first Person acts as the sole general partner, manager, managing member or trustee (or Persons performing similar functions).

“Tax Matters Agreement” means the Tax Matters Agreement, dated as of December 3, 2009, by and among Comcast, GE, NBCUniversal Media, the Company and the Initial GE Members (as defined therein), and the other parties that may from time to time become parties thereto, with respect to certain tax matters, as amended as of the date hereof and as it may be amended from time to time in accordance therewith.

“Tax Year” means (i) the fiscal year of the Company determined pursuant to Section 7.01 or (ii) if after the date of this Agreement, the taxable year is required by the Code or the Treasury Regulations promulgated thereunder to be a period other than the period described in clause (i), then each period that is the taxable year of the Company determined in accordance with the requirements of the Code or the Treasury Regulations promulgated thereunder; provided that (i) in the case of a dissolution, Tax Year means the period from the day after the end of the most recently ended Tax Year until the dissolution of the Company and (ii) for purposes of making allocations of Profit and Loss, Tax Year means any portion of a taxable year of the Company to the extent required to comply with Section 706 of the Code or the Treasury Regulations promulgated thereunder. For the avoidance of doubt, Tax Year shall include any portion of a taxable year of the Company with respect to which the allocation of Profit and Loss is determined based on a “closing of the books.”

“Transaction Documents” has the meaning specified in the Transaction Agreement.

“Treasury Regulations” means the regulations promulgated under the Code as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Units” means Common Units and Preferred Units, as applicable. The Units shall represent a Member’s membership interest in the Company including, but not limited to, such Member’s share of the Profits and Losses, its rights in its Capital Account, its right to receive Guaranteed Payments, its right to receive distributions of Company assets, and any and all of the benefits to which such Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the provisions of this Agreement and of the Act. The number of Units held by each Member is set forth in the Register, as amended from time to time.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Member	9.02(a)
Capital Account	3.04(a)
Certificate of Formation	Recitals
Comcast	Preamble
Comcast Members	Preamble
Comcast Member 1	Preamble

Term	Section
Comcast Member 2	Preamble
Company	Preamble
Compensation Recipient	8.01(b)
Confidential Information	10.01(b)
Covered Persons	6.01(b)
Director	5.01(a)
First Amended and Restated LLC Agreement	Recitals
GE	Recitals
Guaranteed Payment	Annex 1
HoldCo	Preamble
HoldCo Parties	7.06
HoldCo Preferred Stock	7.06(a)
Liquidating Agent	11.04(a)
Master Agreement	Recitals
NBCUniversal Media	Recitals
Original LLC Agreement	Recitals
Register	4.01
Regulatory Allocations	8.01(b)
Representatives	10.01(b)
Reverse Section 704(c) Layer	8.01(c)
Tax Matters Member	7.05(c)
Transaction Agreement	Recitals

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. All references to a particular statute or other Law shall be deemed to include all rules and regulations thereunder in effect from time to time. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

ORGANIZATIONAL MATTERS AND GENERAL PROVISIONS

Section 2.01. Formation. (a) The Company was formed as a Delaware limited liability company on November 12, 2009 by the filing of the Certificate of Formation in the office of the Secretary of State of the State of Delaware pursuant to the Act and the adoption of the Original LLC Agreement. The Members desire to continue the Company for the purposes and upon the terms and conditions set forth herein.

(b) Subject to Section 3.02(b), the Company shall have two classes of interests, consisting of the Common Units and the Preferred Units. A Unit shall for all purposes be personal property. Each Unit shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. HoldCo and each other Member shall hold the number of Common Units and Preferred Units set forth next to such Member’s name on the Register, from time to time.

(c) The Original LLC Agreement was amended, restated and superseded in its entirety by the adoption of the First Amended and Restated LLC Agreement. This Agreement amends, restates and supersedes in its entirety the First Amended and Restated LLC Agreement.

Section 2.02. Name. The name of the Company as of the date hereof is “NBCUniversal, LLC” and its business shall be carried on in this name with such variations and changes or in such other trade names as the Board deems necessary or appropriate. The Board shall have the power at any time to change the name of the Company in its sole discretion.

Section 2.03. Principal Place of Business. The principal place of business of the Company shall be located at such location as the Board may determine from time to time. The Company may also maintain such other office or offices at such other locations as the Board may determine from time to time.

Section 2.04. Registered Agent. The Company’s registered agent and office in Delaware shall be Comcast Capital Corporation, 1201 N. Market Street, Suite 1000, Wilmington, Delaware 19801. At any time, the Board may designate another registered agent and/or registered office.

Section 2.05. Purpose and Powers of the Company. (a) The Company has been formed for the object and purpose of engaging in any and all lawful activities permitted under the Act.

(b) Subject to the terms and conditions of this Agreement, the Company shall have the power and authority to take any and all actions that limited liability companies may take under the Act and that are necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in this Section 2.05. Without limiting the foregoing, the Company may in furtherance of its business and operations carry out its objectives and accomplish its purposes as principal or agent, directly or indirectly, alone or with associates, or as a member, stockholder, partner or participant in any firm, association, trust, corporation, partnership or other entity.

(c) The Company shall do all things necessary to maintain its limited liability company existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Board and maintaining its books and records on a current basis separate from those of any Affiliate of the Company or any other Person.

Section 2.06. Term. The term of the Company commenced on the date the Certificate of Formation was filed in the office of the Secretary of State of the State of Delaware and shall continue in full force and effect in perpetuity; provided that the Company may be dissolved in accordance with the provisions of this Agreement and the Act.

Section 2.07. Filings; Qualification in Other Jurisdictions. The Company shall prepare, following the execution and delivery of this Agreement, any documents required to be filed or, in the Board’s or an authorized executive officer’s view, appropriate for filing under the Act, and the Company shall cause each such document to be filed in accordance with the Act, and, to the extent required by Law, to be filed and recorded, and/or notice thereof to be published, in the appropriate place in each jurisdiction in which the Company may hereafter establish a place of business. The Board may cause or authorize an executive officer to cause the Company to be qualified or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company transacts business where the Company is not currently so qualified or registered. Each executive officer shall execute, deliver and file any such documents (and any amendments and/or restatements thereof) necessary for the Company to accomplish the foregoing. The Board may appoint any other authorized persons to execute, deliver and file any such documents.

Section 2.08. Company Property. All property of the Company, both tangible and intangible, shall be deemed to be owned by the Company as an entity. A Member has no interest in specific Company property.

Section 2.09. Transactions with Members and Directors. Subject to the terms and conditions of this Agreement, any Member or Director may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact other business with the Company or any of its Subsidiaries and, subject to applicable Law and the terms and conditions of this Agreement, shall have the same rights and obligations with respect to such matter as a Person who is not a Member or Director, and any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the Company or any of its Subsidiaries to the fullest extent permissible under the Act.

Section 2.10. Unit Certificates. The Company shall issue certificates in respect of Common Units in the form set forth in Exhibit A and shall issue certificates in respect of Preferred Units in the form set forth in Exhibit B. Each such certificate shall be signed by an authorized signatory on behalf of the Company and shall set forth the number of Units represented by such certificate and the name of the owner thereof. Any and all signatures on any such certificates may be facsimiles. All certificates for Units shall be consecutively numbered or otherwise identified. The name of the Person to whom a certificate is issued and the number of Units represented thereby and date of issuance shall be entered on the Register maintained by the Company at an address in the United States as may be determined by the Members. Any certificate issued in violation of the provisions of this Agreement shall be void.

ARTICLE 3

CAPITAL CONTRIBUTIONS AND GUARANTEED PAYMENTS

Section 3.01. Capital Contributions. (a) No Member shall be required or permitted to make any capital contributions (other than capital contributions deemed to occur pursuant to Section 8.01(b)(x)) to the Company except as provided in this Article 3.

(b) Members may from time to time make capital contributions to the Company at such times and in such amounts as the Board may determine to offer to or accept from the Members.

Section 3.02. Issuance of Units. (a) No Units or other equity interests shall be issued in respect of any capital contribution until such capital contribution is actually made.

(b) Subject to Annex 1 and Section 3.02(c), the Board may authorize the Company to issue additional Units and/or create and issue new series, types or classes of equity interests in the Company with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as the Board may determine and authorize, as well as obligations, evidences of indebtedness or other securities or interests of the Company convertible or exchangeable into Units or other equity interests in the Company and warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company, in each case to any Person in such amounts, for such capital contributions or other consideration (if any) and on such terms as so approved by the Board. The Company may issue whole or fractional Units or other equity interests in the Company. In the event the Company issues any equity interests other than Units, this Agreement will be appropriately amended to reflect the terms of such other equity interests and the issuance thereof. Subject to Section 3.02(c), the Board may adopt such amendments without necessity for the vote or consent of any Member as provided in Section 12.02(c)(iv).

(c) For so long as the Preferred Units remain outstanding, the Company shall not issue any Units or other equity interests that rank senior to, or on par with, the Preferred Units. For the avoidance of doubt, if at any time there are no outstanding Preferred Units, the provisions of Annex 1 shall terminate at such time and shall thereafter be of no further force or effect.

Section 3.03. Withdrawal of Capital. (a) No Member shall be entitled to withdraw any part of its capital contributions or to receive any distribution from the Company, except as expressly provided herein. Under circumstances requiring the return of any capital contribution, no Member shall have the right to demand or receive property other than cash. No Member shall have the right to cause the sale of any Company asset. No Member shall have any right to receive any salary or draw with respect to its capital contributions or its Capital Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member.

(b) No Member shall have any liability for the return of the capital contributions of any other Member. Except as otherwise required by Law, no Member shall be required to make up a negative balance in its Capital Account. No Member shall have priority over any other Member either as to the return of the amount of such Member’s capital contributions or as to any allocation of any item of income, gain, loss, deduction or credit of the Company (except (i) with respect to the Preferred Units, as provided in Annex 1 and (ii) to the extent granted by Company Securities hereinafter approved by the Board pursuant to Section 3.02(b)).

Section 3.04. Capital Accounts. (a) A capital account (a “Capital Account”) shall be maintained for each Member in accordance with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder. Each Member’s Capital Account shall be treated as attributable to Preferred Units, if any, held by such Member to the extent of the Liquidation Preference of such Units. Each Member’s Capital Account, to the extent that it is not treated as attributable to Preferred Units held by such Member, shall be treated as attributable to Common Units held by such Member. The Capital Account of each such Member shall be equal to the amount of the Capital Accounts of the Members as of the date hereof (for the avoidance of doubt, after giving effect to the transactions contemplated by the NBCUniversal Common Unit Purchase Agreement, as such term is defined in the Transaction Agreement), as adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) in accordance with the rules of such regulation and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect (x) a revaluation of Company property and (y) the distribution of cash, upon the redemption of Common Units held by Holdco pursuant to Section 1.01(a) of the Transaction Agreement, and thereafter adjusted as follows:

(i) increased by the capital contributions made, and any capital contributions deemed pursuant to Section 8.01(b)(x) to be made, by such Member after the date of this Agreement with respect to such Units;

(ii) increased by items of income or gain which are allocated to such Member with respect to such Units under Article 8 and Article 11;

(iii) decreased by the items of loss and deduction which are allocated to the Member in respect of such Units under Article 8 and Article 11; and

(iv) decreased by the amount of any cash and the Gross Asset Value of any asset of the Company distributed to such Member (but not by the amount of any Guaranteed Payment paid to such Member) in respect of such Units (net of any liability assumed by the Member or to which the distributed property is subject).

(b) Upon a transfer of any Units in accordance with the terms of this Agreement, the transferee Member shall succeed to the Capital Account of the transferor which is attributable to such Units.

(c) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts shall be applied in accordance with Treasury Regulations Sections 1.704-1(b) and 1.704-2.

Section 3.05. Payments to Members. Guaranteed Payments shall be made with respect to Preferred Units as described in Annex 1. Except as provided in Section 8.02 and Section 11.05, no other payments, including interest, shall be paid with respect to capital contributions or on the balance in a Member’s Capital Account. The Company is authorized to withhold from any Guaranteed Payments any amounts required to be withheld under Law. All amounts withheld with respect to a Guaranteed Payment shall be treated as if such amounts were paid to such Member under this Section 3.05. Provided the Company determined the amount of any required withholding reasonably and in good faith, neither the Company nor the Tax Matters Member shall be liable for any over-withholding in respect of any Guaranteed Payment, and, in the event of any such over-withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Authority. The Company shall cooperate with a Member in the preparation and filing of such refund claims.

ARTICLE 4

CERTAIN RIGHTS AND OBLIGATIONS OF MEMBERS

Section 4.01. Members. The Members of the Company and their respective numbers of Common Units, Preferred Units, Membership Percentages, Capital Account balances, each as applicable, and addresses and other contact information for purposes of Section 12.12, are listed on Schedule 4.01 attached hereto (the “Register”). The Company shall amend the Register from time to time promptly following any changes in any of such information in accordance with the terms of this Agreement. No Person may be a Member without the ownership of a Unit. The Members shall have only such rights and powers as are granted to them pursuant to the express terms of this Agreement and the Act.

Section 4.02. No Action on Behalf of the Company; No Dissent Rights. No Member (in its capacity as such) shall, without the prior written approval of the Board, have any authority to take any action on behalf of or in the name of the Company, or to enter into any commitment or obligation binding upon the Company. No Member (in its capacity as such) shall be entitled to any rights to dissent or seek appraisal with respect to any transaction, including the merger or consolidation of the Company with any Person.

Section 4.03. No Right to Withdraw. Except in connection with the transfer of Units in accordance with the terms of this Agreement such that the transferring Member no longer holds any Units, no Member shall have any right to voluntarily resign or otherwise withdraw from the Company without the prior written consent of the Company. A resigning Member shall only be entitled to receive amounts approved by the Board on the terms and conditions set forth by such Board. A resigning Member shall not be entitled to a distribution of the fair value of its Units under Section 18-604 of the Act.

Section 4.04. Member Meetings. A meeting of the Members for any purpose or purposes may be called at any time by the Board.

Section 4.05. Quorum; Telephonic Meetings. (a) Members holding a majority of the outstanding Common Units entitled to vote with respect to the business to be transacted, who shall be present or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the Members present or represented by proxy and the Company shall promptly give notice to all Members of when the meeting will be reconvened.

(b) Members may participate in meetings of the Members by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear each other. Participation in a telephonic meeting pursuant to this Section 4.05(b) shall constitute presence at such meeting for purposes of Section 4.05(a) and shall constitute a waiver of any deficiency of notice, except when a Member attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not called or convened in accordance with this Agreement.

Section 4.06. Voting. (a) At any meeting of the Members, each Member entitled to vote on any matter coming before the meeting shall, as to such matter, have a vote, in person, by telephone or by proxy, equal to the number of Common Units held in its name on the relevant record date established pursuant to Section 4.08. All Common Units shall constitute a single class and group of Equity Securities of the Company and the holders of Common Units shall vote together as a single class and group of Members.

(b) When a quorum is present, the affirmative vote or consent of Members holding a majority of the outstanding Common Units present in person or represented by proxy at a duly called meeting and entitled to vote on the subject matter shall constitute the act of the Members. Every proxy shall be in writing, dated and signed by the Member entitled to vote or its duly authorized attorney-in-fact.

(c) Except as specifically provided in Annex 1 in respect of the Preferred Units or otherwise in this Agreement in respect of any class or series of interests in the Company created and issued after the date of this Agreement in accordance with the terms of this Agreement, no class or series of such interests, other than the Common Units, shall have any voting rights whatsoever, and no Member shall have any right to vote with respect to any business or matter to be voted or acted upon by the Members by virtue of its ownership of any such interests in the Company, other than the Common Units.

Section 4.07. Action Without a Meeting. On any matter requiring an approval or consent of Members under this Agreement or the Act at a meeting of Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by Members holding a majority of the Common Units entitled to vote thereon.

Section 4.08. Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of Members, or entitled to receive a payment of any kind, or in order to make a determination of Members for any other proper purpose, the Board may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than 70 days prior to the date on which the particular meeting or action, requiring such determination of such Members, is to be held or taken. If no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, or Members entitled to receive payment of a distribution, the date on which notices of the meeting are mailed or faxed or the date on which the resolution of the Board declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 4.08, such determination shall apply to any adjournment thereof unless the Board fixes a new record date, which it shall do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 4.09. Reimbursements. The Company shall reimburse the Members for all ordinary and necessary out-of-pocket expenses incurred by the Members on behalf of the Company but only if such expenses were authorized by or under the authority of the Board. Such reimbursement shall not be deemed to constitute a distribution or return of capital to any Member.

Section 4.10. Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company’s property.

Section 4.11. Liability. Except as otherwise set forth herein, or in the Master Agreement or in the Transaction Agreement, or as required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Director or Company officer shall be obligated personally for any such debt, obligation or liability of the Company or for any losses of the Company solely by reason of being a Member or acting as a Director or Company officer.

ARTICLE 5

BOARD AND OFFICERS

Section 5.01. Board. (a) The property, affairs and business of the Company shall be managed by or under the direction of the Board, except as otherwise expressly provided in this Agreement. The Board shall be made up of the number of individuals (who need not be Members) (each, a “Director”) as specified in this Agreement or under the Act. Each Director shall be a “manager” (as such term is defined in the Act) of the Company but, notwithstanding the foregoing, no Director shall have any rights or powers beyond the rights and powers granted to such Director in this Agreement or under the Act. The Board shall be made up of three Directors designated by the Comcast Members. The Directors designated by the Comcast Members shall initially be Arthur R. Block, Michael Angelakis and David Cohen.

(b) Each Director shall hold such position until his or her successor is designated or until his or her earlier death, disability, resignation or removal.

(c) The Board, by taking action in accordance with this Article 5, shall have the power, discretion and authority on behalf and in the name of the Company to carry out any and all of the objects and purposes of the Company contemplated by this Agreement and to perform or authorize all acts which it may deem necessary or advisable in connection therewith. The Members agree that all determinations, decisions and actions made or taken by the Board shall be conclusive and absolutely binding upon the Company, the Members and their respective successors, assigns and personal representatives (without requirement for further consent or other action by the Members). The voting and consent rights of the Members are solely those set forth herein and the Members shall have no additional voting or consent rights under the Act.

(d) Each Director will serve without compensation. Each Director shall be entitled to reimbursement for reasonable and necessary out-of-pocket expenses incurred by such Director during the course of conducting the Company’s business.

(e) No Director (acting in his or her capacity as such) shall have any right or authority to act on behalf of or to bind the Company with respect to any matter except pursuant to a resolution authorizing such action, which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to the terms of this Agreement.

(f) Each Director may authorize another individual (who may or may not be a Director) to act for such Director by proxy at any meeting of the Board, or to express consent or dissent to a Company action in writing without a meeting. A writing authorizing a Person to act for such Director as proxy, which has been executed by such Director and entered into the books and records of the Company, shall be a valid means by which a Director may grant such authority.

Section 5.02. Removal and Resignation. (a) Each Member or group of Members shall at all times have the exclusive right to remove, with or without cause, any Director designated by such Member or group of Members, upon the giving of written notice to such Director and the Board.

(b) Any Director may resign by written notice to the Board. Unless otherwise specified therein, a Director’s resignation shall take effect upon delivery. Vacancies created on the Board resulting from the resignation, removal, death, retirement or disability of a Director shall be filled by the Member or group of Members that designated such Director with such appointment to become effective immediately upon delivery of written notice of such appointment to the other Members.

Section 5.03. Meetings of the Board. (a) Meetings of the Board shall be held on at such place, date and time as the Board may designate.

(b) Members of the Board may participate in a meeting of the Board or any committee thereof, by means of a conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear one another.

(c) The presence in person or by proxy of a number of Directors equal to a majority of the entire Board shall constitute a quorum for the conduct of business at any meeting of the Board. Each Director shall be entitled to cast one vote with respect to each matter brought before the Board (or any committee thereof of which such Director is a member) for approval. The affirmative vote of a majority of the Directors in attendance shall be required to authorize any action by the Board and shall constitute the action of the Board for all purposes.

(d) The Board may establish other provisions and procedures relating to the governance of its meetings that are not in conflict with the terms of this Agreement.

Section 5.04. Action Without a Meeting. Notwithstanding Section 5.03, on any matter requiring an approval or consent of the Board under this Agreement or the Act, the Board or any committee thereof may take such action without a meeting, without notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Directors or, in the case of a committee, all of the Directors who are members of such committee.

Section 5.05. Chairman of the Board. The Directors may appoint any one of the Directors to act as Chairman of the Board and preside at all meetings of

Members and the Board at which he or she is present. Such Chairman shall also perform such other duties as from time to time may be assigned to him or her by the Board, subject, in each case, to the ultimate authority of the Board.

Section 5.06. Committees of the Board. (a) The Board may designate one or more committees, with each committee to consist of one or more of the Directors. Any committee, to the extent permitted by Law and provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it.

(b) A majority of the members of any committee may determine its action and fix the time and place of its meetings, unless the Board shall otherwise provide. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of Persons who are not Directors; provided, however that no such committee shall have or may exercise any authority of the Board.

Section 5.07. Officers; Designation and Election of Officers; Duties. (a) The Board may, from time to time, employ and retain Persons as may be necessary or appropriate for the conduct of the Company’s business (subject to the supervision and control of the Board), including employees, agents and other Persons (any of whom may be a Member or Representative) who may be designated as officers of the Company, with titles including but not limited to “chief executive officer,” “chief financial officer,” “president,” “vice president,” “treasurer,” “secretary,” “general counsel” and “director,” as and to the extent authorized by the Board. Any number of offices may be held by the same Person. In the Board’s discretion, the Board may choose not to fill any office for any period as it may deem advisable. Officers need not be residents of the State of Delaware or Members. Any officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular officers. Each officer shall hold office until his successor shall be duly designated or until his or her death or until he or she shall resign or shall have been removed.

(b) Removal of Officers; Vacancies. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time is specified, at the time of its receipt by the Board. The acceptance by the Board of a resignation of any officer shall not be necessary to make such resignation effective, unless otherwise specified in such resignation. Any officer may be removed as such, either with or without cause, at any time by the Board or any authorized committee thereof. Vacancies may be filled by approval of the Board or any authorized committee thereof. Designation of any Person as an officer by the Board shall not in and of itself vest in such Person any contractual or employment rights with respect to the Company.

(c) Powers and Duties. The officers of the Company shall have such authority and perform such duties in the management of the Company as may be prescribed by the Board and, to the extent not so prescribed, as generally pertain to their respective offices in a public company incorporated under the Delaware General Corporation Law, subject to the control of the Board or any authorized committee thereof.

(d) Officers as Agents; Reliance by Third Parties.

(i) The officers, to the extent of their powers set forth in this Agreement or in a resolution of the Board or any authorized committee thereof, are agents of the Company for the purpose of the Company’s business, and the actions of the officers taken in accordance with such powers shall bind the Company.

(ii) Any Person dealing with the Company may rely upon a certificate signed by any officer as to:

(A) the identity of any Member, Director or officer;

(B) the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by Members, the Board or officers or in any other manner germane to the affairs of the Company;

(C) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company;

(D) the authenticity of any copy of this Agreement and amendments hereto;

(E) any act or failure to act by the Company or as to any other matter whatsoever involving the Company or, solely with respect to the activities of the Company, any Member; and

(F) the authority of the Board, any officer, any employee or agent of the Company, or the Tax Matters Member.

ARTICLE 6

DUTIES, EXCULPATION AND INDEMNIFICATION

Section 6.01. Duties, Exculpation and Indemnification. (a) Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, no Director, Member or Affiliate of any Member shall have any duty (including any fiduciary duty) otherwise applicable at Law or in equity to the Company or to any other Person with respect to or in connection with the Company or the Company’s business or affairs, including, for the avoidance of doubt, by reason of the fact that such other Person holds Preferred Units.

(b) To the fullest extent permitted by Law, no Person who is or was a member, shareholder, partner, director, manager or executive officer of the Company or any of its Subsidiaries (collectively, “Covered Persons”) shall be liable to the Company or its Subsidiaries or to any other Person that is a party hereto or is otherwise bound hereby for any act or failure to act with respect to or in connection with the Company and its Subsidiaries or the business or affairs of the Company and its Subsidiaries, except in the case of bad faith or willful misconduct. The Company shall also have the power to exculpate to the same extent set forth in this Section 6.01(b) employees of the Company or its Subsidiaries who are not Covered Persons and agents of the Company or its Subsidiaries.

(c) Except in the case of bad faith or willful misconduct, each Person (and the heirs, executors or administrators of such Person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a Covered Person, in each case acting in their capacities as such, and such action, suit or proceeding relates to an act or omission of such Covered Person acting in its capacity as such, shall be indemnified and held harmless by the Company to the fullest extent permitted by the Laws of the State of Delaware (including indemnification for acts or omissions constituting negligence, gross negligence or breach of duty); provided that the foregoing indemnification shall not be available to a Member in the case of an action, suit or proceeding brought by a Member or any other party to this Agreement against such Member. The right to indemnification conferred in this Section 6.01(c) shall also include the right to be paid by the Company the expenses incurred in connection with any such action, suit or proceeding in advance of its final disposition to the fullest extent authorized by the Laws of the State of Delaware; provided that the payment of such expenses in advance of the final disposition of an action, suit or proceeding shall be made only upon delivery to the Company of an undertaking by or on behalf of the applicable Covered Person to repay all amounts so paid in advance if it shall ultimately be determined that such Covered Person is not entitled to be indemnified under this Section 6.01(c)

or otherwise. The rights to indemnification and advancement conferred in this Section 6.01(c) constitute contract rights. Notwithstanding the foregoing provisions of this Section 6.01, the Company shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board; provided, however, that a Covered Person shall be entitled to reimbursement of his or her reasonable counsel fees with respect to a proceeding (or part thereof) initiated by such Covered Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 6.01 to the extent that the Covered Person is successful on the merits in such proceeding (or part thereof). The Company shall also have the power to indemnify and hold harmless to the same extent set forth in this Section 6.01(c) employees of the Company or its Subsidiaries who are not Covered Persons and agents of the Company or its Subsidiaries.

(d) The Company may, by action of the Board, provide indemnification to such officers, employees and agents of the Company or other Persons who are or were serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise to such extent and to such effect as the Board shall determine to be appropriate.

(e) The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was a Covered Person or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such Person in any such capacity or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the Laws of the State of Delaware.

(f) Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 6.01 shall survive the termination, voluntary or involuntary, of the status of a Member as such, the termination, voluntary or involuntary, of the status of any Covered Person or other Person as to whom the provisions of this Section 6.01 apply as such and the termination of this Agreement or dissolution of the Company.

(g) The provisions of this Section 6.01 shall be applicable to any action, suit or proceeding commenced after the date of this Agreement against any Covered Person arising from any act or omission of such Covered Person acting in its capacity as such, whether occurring before or after the date of this Agreement. No amendment to or repeal of this Section 6.01, or, to the fullest extent permitted by Law, any amendment of Law, shall have any effect on the rights provided under this Section 6.01 with respect to any act or omission occurring prior to such amendment or repeal.

(h) The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Section 6.01 on the Board shall not be exclusive of any other rights to which any Person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Company or others, with respect to claims, issues or matters in relation to which the Company would not have the power to indemnify such Person under the provisions of this Section 6.01. Such rights shall not prevent or restrict the power of the Company to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements or other arrangements (including creation of trust funds or security interests funded by letters of credit or other means) approved by the Board (whether or not any of the Members, Directors or Company officers shall be a party to or beneficiary of any such agreements or arrangements); provided, however, that any provision of such agreements or other arrangements shall not be effective if and to the extent that it is determined to be contrary to this Section 6.01 or applicable Law.

(i) Nothing contained in this Section 6.01 is intended to relieve any Member or any other Person from any liability or other obligation of such Person pursuant to the Initial Investment Agreements (as defined in the Transaction Agreement) or the Transaction Documents or to in any way impair the enforceability of any provision of such agreements against any party thereto.

(j) Any indemnity under this Section 6.01 shall be provided solely out of, and only to the extent of, the Company’s assets, and no Member or Affiliate of any Member shall be required directly to indemnify any Covered Person pursuant to this Section 6.01. None of the provisions of this Section 6.01 shall be deemed to create any rights in favor of any Person other than Covered Persons and any other Person to whom the provisions of this Section 6.01 expressly apply.

Section 6.02. Other Activities; Business Opportunities. (a) Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, no Member, Affiliate of any Member, Director or officer of the Company or any of its Subsidiaries who is also an employee of a Member or an Affiliate of a Member (in each case only when acting on behalf of such Member or such Member’s Affiliate in connection with such Member’s or such Member’s Affiliate’s own business and operations) shall have any obligation to refrain from, directly or indirectly, (i) engaging in the same or similar activities or lines of business as the Company or its Subsidiaries or developing or marketing any products or services that compete, directly or indirectly, with those of the Company or its Subsidiaries; (ii) investing or owning any interest, publicly or privately, in, developing a business relationship with, or serving as an employee, officer, director, consultant or agent of, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or its Subsidiaries; or (iii) doing business with (directly or as an employee, officer, director, consultant or agent of a Person who does business with) the Company or its Subsidiaries or any Person who conducts business with the Company or its Subsidiaries; and neither the Company nor any of its Subsidiaries nor any Member (or Affiliate of any Member) shall have any right in or to, or to be offered any opportunity to participate or invest in, any business or venture engaged or to be engaged in by any other Member, Affiliate of any other Member, Director or officer of the Company or any of its Subsidiaries who is also an employee of any other Member (or an Affiliate of any other Member) or shall have any right in or to any income or profits derived therefrom. It is understood and agreed by the Members that each Person referred to in this Section 6.02(a) shall be permitted to undertake any and all actions of the type referred to in this Section 6.02(a) without limitation (in each case acting on behalf of the applicable Member or Affiliate of a Member in connection with such Member’s or such Member’s Affiliate’s own business and operations) and that the taking of any such actions shall not violate any legal obligation or duty (including any fiduciary duty) to any Member or other Person under or in connection with this Agreement or the Company.

(b) Notwithstanding any duty otherwise existing at Law or in equity, to the fullest extent permitted by Law, if a Member, any Affiliate of such Member or any Director or officer of the Company or any of its Subsidiaries who is also an employee of such Member (or any of such Member’s Affiliates) acquires knowledge of a potential transaction or matter which may be a business opportunity for both such Member or an Affiliate of such Member, on the one hand, and the Company or its Subsidiaries or another Member or another Member’s Affiliate, on the other hand, no such Member, Affiliate, Director or officer shall have a duty to communicate or offer such business opportunity to the Company or its Subsidiaries or such other Member or such other Member’s Affiliate, and no such Person shall be liable to the Company or its Subsidiaries, the other Members and their Affiliates in respect of any such matter (including for any breach of fiduciary or other duties) by reason of the fact that such Member or any Affiliate of such Member pursues or acquires such business opportunity for itself or by reason of the fact that such Member, Affiliate, Director, or officer directs such opportunity to such Member or an Affiliate of such Member or does not communicate information regarding such opportunity to the Company or its Subsidiaries.

ARTICLE 7

ACCOUNTING, TAX, FISCAL AND LEGAL MATTERS

Section 7.01. Fiscal Year. The fiscal year of the Company shall end on December 31 of each year or on such other day as may be fixed from time to time by resolution of the Board.

Section 7.02. Bank Accounts. In the absence of instructions from the Board to the contrary, an authorized officer of the Company shall determine the institution or institutions at which the Company’s bank accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

Section 7.03. Books of Account and Other Information. The Company shall prepare and maintain, at its principal place of business, separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with GAAP consistently applied, and, to the extent inconsistent therewith, in accordance with this Agreement. All questions of accounting shall be determined by the Board or a committee or officer authorized by the Board to make such determination.

Section 7.04. Auditors. The auditors of the Company shall be such firm of certified independent public accountants as shall be selected by the Board.

Section 7.05. Certain Tax Matters. (a) The Company shall prepare and file its tax returns (including without limitation on Internal Revenue Service Form 1065) in a timely manner (taking into account extensions) and shall, subject to Section 11 of the Tax Matters Agreement, cause all tax returns of the Company and its Subsidiaries to be filed in a timely manner (taking into account extensions).

(b) The Company shall prepare such information (including without limitation a Schedule K-1 and any comparable foreign, state and local tax forms) as shall be necessary to enable each Member to prepare its income tax returns and shall provide such information no later than five Business Days after the filing of the Company’s appropriate tax returns; provided that the Company shall use commercially reasonable efforts to provide estimates of the information to be set forth on such Schedule K-1 no later than 60 days after the end of each Tax Year but in no event later than 90 days after the end of each Tax Year.

(c) Comcast Member 1 or any Member designated by Comcast Member 1 shall be the tax matters member of the Company (the “Tax Matters Member”), with all powers and responsibilities of a “tax matters partner” as defined in Section 6231(a)(7)(A) of the Code. The Tax Matters Member shall act in good faith in fulfilling its responsibilities. Comcast Member 1 or any Member designated by Comcast Member 1, in its capacity as Tax Matters Member, shall have the right to (i) cause the Company and its Subsidiaries to make all tax elections required or permitted to be made by the Company or any of its Subsidiaries under applicable Law (including an election under Section 754 of the Code) and (ii) manage all tax proceedings of the Company or any of its Subsidiaries. The Company shall not pay any fees or other compensation to the

Tax Matters Member in its capacity as such. However, the Company shall reimburse the Tax Matters Member for any and all reasonable out-of-pocket costs and expenses (including reasonable attorneys and other professional fees) incurred by it in its capacity as Tax Matters Member. The Company shall indemnify, defend and hold the Tax Matters Member harmless from and against any loss, liability, damage, costs or expense (including reasonable attorneys’ fees) sustained or incurred as a result of any act or decision concerning the Company’s tax matters and within the scope of such Member’s responsibilities as Tax Matters Member, so long as such act or decision does not constitute bad faith or willful misconduct.

(d) The Members intend that the Company shall be treated as a partnership for federal, state, and local income tax purposes to the extent such treatment is available (and no Member will make an election otherwise) and agree to take such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith. Notwithstanding the foregoing, the Members intend that the Company shall not be a partnership (including, without limitation, a limited partnership) or joint venture and that no Member or the Company shall be a partner or joint venturer of any other Member or the Company for any purposes other than federal and, if applicable, state and local income tax purposes, and this Agreement shall not be construed to the contrary, and no Member shall be liable for the debts, liabilities or obligations of the Company or any other Member.

Section 7.06. Certain Regulatory Matters. (a) Notwithstanding any provision of this Agreement to the contrary, all HoldCo Members, and the officers, directors, managers, or agents of any HoldCo Member (collectively, the “HoldCo Parties”), shall be subject to the requirements set forth in Section 7.06(b) to establish insulation from material involvement, directly or indirectly, in the management or operation of the media activities of the Company or its Attributed Entities, with the intent that HoldCo would be insulated from, and any holders of the outstanding shares of Series A Preferred Stock, par value $0.01 per share of HoldCo (the “HoldCo Preferred Stock”) would not have an Attributable Interest in, the Company or any Attributed Entity for the purpose of the FCC’s rules, and the FCC would apply the multiplier when calculating the foreign voting interest in the Company of the HoldCo Parties and of any holders of HoldCo Preferred Stock.

(b) All HoldCo Parties shall comply with the following insulation requirements establishing that the HoldCo Parties are not materially involved, directly or indirectly, in the management or operation of the media activities of the Company or its Attributed Entities:

(i) a HoldCo Party may not act as an employee of the Company if his or her functions, directly or indirectly, relate to the media enterprises of the Company or of any Attributed Entity;

(ii) a HoldCo Party may not serve, in any material capacity, as an independent contractor or agent with respect to the media enterprises of the Company or of any Attributed Entity;

(iii) a HoldCo Party may not communicate with the Comcast Member(s), the Company, or any Attributed Entity, on matters pertaining to the day-to-day operations of their respective businesses;

(iv) the rights, if any, of a HoldCo Party to vote on the admission of additional Members are subject to the power of the Comcast Member(s) to veto any such admissions;

(v) a HoldCo Party may not vote to remove a Comcast Member except where the Comcast Member is subject to bankruptcy proceedings, is adjudicated incompetent by a court of competent jurisdiction, or is removed for cause as determined by a neutral arbiter;

(vi) a HoldCo Party may not perform any services for the Company, or for any Attributed Entity, materially relating to their respective media activities, except that a HoldCo Party may make loans to or act as a surety for the Company or any Attributed Entity; and

(vii) a HoldCo Party may not become actively involved in the management or operation of the media businesses of the Company or of any Attributed Entity.

ARTICLE 8

ALLOCATIONS AND DISTRIBUTIONS

Section 8.01. Allocations. (a) Allocation of Profit and Loss. Except as otherwise provided in this Section 8.01, or required pursuant to Treasury Regulations Section 1.704-1(b)(1)(i), Profit and Loss of the Company for each Tax Year of the Company shall be allocated as follows:

(i) Profits shall be allocated:

(A) first, to reverse prior allocations of Losses under Section 8.01(a)(ii)(C) until all such allocations of Losses have been reversed on a cumulative basis,

(B) second, to reverse prior allocations of Losses under Section 8.01(a)(ii)(B) until all such allocations of Losses have been reversed on a cumulative basis; and

(C) third, to reverse prior allocations of Losses under Section 8.01(a)(ii)(A) until all such allocations of Losses have been reversed on a cumulative basis, and then

(D) among the Common Members in accordance with their respective Membership Percentages, as such Membership Percentages may be in effect from time to time.

(ii) Losses shall be allocated:

(A) first, among the Common Members in accordance with their respective Membership Percentages, as such Membership Percentages may be in effect from time to time, until the Capital Accounts attributable to Common Units are reduced to zero,

(B) second, among the Preferred Members in proportion to their Capital Accounts attributable to Preferred Units, until the Capital Accounts attributable Preferred Units are reduced to zero, and then

(C) among the Common Members to the extent of and in proportion to the amount of any deficit capital account that they would be obligated to restore, or deemed obligated to restore (as determined in accordance with Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)).

(b) Special Allocations. Notwithstanding anything contained herein to the contrary:

(i) If a Member would at any time receive, but for this Section 8.01(b)(i), an allocation of deduction, loss, or expenditure that would cause or increase a deficit balance in such Member’s Capital Account in excess of any amount of such deficit balance that the Member is obligated to restore or deemed obligated to restore (as determined in accordance with Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)), then the portion of such allocation that would cause or increase such deficit Capital Account balance will be specially allocated to the other Members, if any, with positive Capital Account balances, first in proportion to positive Capital Account balances with respect to Common Units until all such positive balances have been exhausted, and then in proportion to positive Capital Account balances with respect to Preferred Units. The loss limitation under this Section 8.01(b)(i) is intended to comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d), including the reductions described in subparagraphs (4), (5) and (6) therein.

(ii) If in any Tax Year, a Member receives an adjustment, allocation or distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Company income and gain (consisting of a pro rata portion of each item of Company income and gain for such Tax Year) will be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the deficit balance in such Member’s Capital Account in excess of any amount of such deficit balance that the Member is obligated to restore or deemed obligated to restore (as determined in accordance with Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and 1.704-2(i)(5)) as quickly as possible; provided that an allocation pursuant to this Section 8.01(b)(ii) will be made only if and to the extent that such Member would have a Capital Account deficit after all other allocations provided for in this Article 8 have been tentatively made as if this Section 8.01(b)(ii) were not in the Agreement. This Section 8.01(b)(ii) is intended to qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

(iii) If there is a net decrease in minimum gain attributed to the Company or Member nonrecourse debt minimum gain (determined in accordance with the principles of Treasury Regulations Sections 1.704-2(d) and 1.704-2(i)) during any Company taxable year, the Members will be allocated items of income and gain attributed to the Company for such year (and, if necessary, subsequent years) in an amount equal to their respective shares of such net decrease during such year, determined pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5). The items to be so allocated will be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section 8.01(b)(iii) is intended to comply with the minimum gain chargeback requirements in such Treasury Regulations and will be interpreted consistently therewith, including that no chargeback will be required to the extent of the exceptions provided in Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(iv) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of its Common Units, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(v) “Nonrecourse deductions” (as such term is defined by Treasury Regulations Section 1.704-2(b)(1)) with respect to a Tax Year shall be allocated among the Members in accordance with their respective Membership Percentages.

(vi) Any “Member nonrecourse deductions” (which has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2)) with respect to a Tax Year shall be allocated to the Member who bears the economic risk of loss with respect to the “Member nonrecourse debt” (which has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4)) to which such Member nonrecourse deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).

(vii) The allocation provisions set forth in this Article 8 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and will be interpreted and applied in a manner consistent with such Treasury Regulations.

(viii) It is the intent of the Members that, to the extent possible, any special allocations of items of income, gain, loss or deductions pursuant to Sections 8.01(b)(i), (ii), (iii), (iv), (v) and (vi) (the “Regulatory Allocations”) will be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 8.01(b)(viii). The Tax Matters Member will make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it deems appropriate so that the net amount of items allocated to each Member pursuant to Section 8.01(a) and this Section 8.01(b) will, to the extent possible, be equal to the net amount that would have been allocated to each such Member pursuant to the provisions of Section 8.01(a) if such special allocations had not occurred. In exercising its discretion under this Section 8.01(b)(viii), the Tax Matters Member will take into account future Regulatory Allocations under Section 8.01(b)(iii) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 8.01(b)(v) and Section 8.01(b)(vi).

(ix) In the event that any fees, interest, or other amounts paid to any Member or any Affiliate thereof pursuant to this Agreement or any other agreement providing for the payment of such amount, and deducted by the Company in reliance on Section 707(a) and/or 707(c) of the Code, are disallowed as deductions to the Company on its federal income tax return and are treated as Company distributions, then:

(A) the Profit or Loss, as the case may be, for the Tax Year in which such fees, interest, or other amounts were paid will be increased or decreased, as the case may be, by the amount of such fees, interest, or other amounts that are treated as Company distributions;

(B) there will be allocated to the Member to which (or to whose Affiliate) such fees, interest, or other amounts were paid, prior to the allocations pursuant to Section 8.01(a), an amount of gross income for the Tax Year equal to the amount of such fees, interest, or other amounts that are treated as Company distributions; and

(C) the amount of such fees, interest, or other amounts paid to any Member or any Affiliate thereof shall be treated as having been distributed to the Member to which (or to whose Affiliate) such fees, interest or other amounts were paid.

(x) To the extent that compensation provided by any Member (whether directly or through an Affiliate) to any person (the “Compensation Recipient”) is properly treated as compensation with respect to services provided by the Compensation Recipient to the Company or its Subsidiaries, and such Member is not reimbursed by the Company for such compensation:

(A) such Member shall be deemed to have provided such compensation on behalf of the Company;

(B) such compensation shall be deemed to have been contributed by such Member to the Company;

(C) the Company shall be deemed to have provided the compensation to the Compensation Recipient;

(D) in the case of compensation provided in the form of stock or stock options, the transfer of stock or stock options shall be treated as a transaction described in Treasury Regulations Section 1.1032-3(c) and subject to Treasury Regulations Section 1.1032-3(b); and

(E) the deduction attributable to such compensation shall be allocated to such Member and shall not be taken into account in determining Profit or Loss.

(c) Tax Allocations. (i) Except as set forth in Sections 8.01(c)(ii) and (iii), for each Tax Year, items of taxable income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Members in the same manner as their corresponding book items were allocated pursuant to Sections 8.01(a), 8.01(b) and 11.05 for such Tax Year.

(ii) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any asset contributed (or deemed contributed for U.S. federal income tax purposes) to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such asset to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using any method permitted by Treasury Regulations Section 1.704-3, determined by the Tax Matters Member in its sole discretion.

(iii) In the event the Gross Asset Value of any asset of the Company is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the Gross Asset Value of such asset immediately prior to such adjustment and the Gross Asset Value of such asset giving effect to such adjustment (a “Reverse Section 704(c) Layer”) as provided under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder using any method determined by the Tax Matters Member in its sole discretion.

(iv) In the event of a “§ 1.752-7 liability transfer” (within the meaning of Treasury Regulations Section 1.752-7(b)(4)) to the Company, items arising in connection with the satisfaction (in whole or in part) of the § 1.752-7 liability (within the meaning of Treasury Regulations Section 1.752-7(b)(8)) shall, solely for tax purposes, be allocated among the Members in accordance with the provisions of Treasury Regulations Sections 1.752-7 and 1.704-3(a)(12) and using any method determined by the Tax Matters Member in its sole discretion.

(v) Allocations pursuant to Sections 8.01(c)(ii), (iii) and (iv) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profit, Loss, other items, or distributions pursuant to any provision of this Agreement.

Section 8.02. Distributions. (a) Distributions; Withholding.

(i) To the fullest extent permitted by Law, but subject to Annex 1, the Company shall distribute to the Common Members with respect to each Estimated Tax Distribution Period of each Tax Year, on a pro rata basis in accordance with their Membership Percentages, an amount of cash such that the cumulative amount distributed pursuant to this Section 8.02(a)(i) for such Tax Year is equal to the Estimated Tax Distribution Amount with respect to such Estimated Tax Distribution Period; provided that if the Annual Tax Distribution Amount for a Tax Year exceeds the Estimated Tax Distribution Amount with respect to the last Estimated Tax Distribution Period of such Tax Year, the Company shall, within 20 days after filing its Internal Revenue Service Form 1065, distribute to the Common Members, on a pro rata basis in accordance with their Membership Percentages, an amount of cash equal to such excess; provided further that if the Estimated Tax Distribution Amount with respect to the last Estimated Tax Distribution Period of a Tax Year exceeds the Annual Tax Distribution Amount for such Tax Year, the Company shall so notify each of the Common Members, and each Common Member shall, within 20 days after the Company files its Internal Revenue Service Form 1065, refund to the Company its pro rata share of such excess or, at the Company’s election, offset such excess against future distributions pursuant to this Section 8.02(a)(i).

(ii) Except as specified in Section 8.02(a)(i) and Article 11 and subject to Section 8.02(c), (A) the Company shall have no obligation to distribute any cash or other property of the Company to the Members and (B) the Board shall have sole discretion in determining whether to distribute any cash or other property of the Company, when available, and in determining the timing, kind and amount of any and all distributions.

(iii) The Company is authorized to withhold from distributions, or with respect to allocations to the Members, any amounts required to be withheld under Law. All amounts withheld with respect to distributions or allocations to a Member shall be treated as if such amounts were distributed to such Member under this Agreement. Provided the Company determined the amount of any required withholding reasonably and in good faith, neither the Company nor the Tax Matters Member shall be liable for any over-withholding in respect of any Member’s Units, and, in the event of any such over-withholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Governmental Authority. The Company shall cooperate with a Member in the preparation and filing of such refund claims.

(b) Distributions in Kind. No Member has any right to demand or receive property other than cash. Assets of the Company distributed in kind shall be valued based on the Gross Asset Value thereof.

(c) Limitations on Distributions. Notwithstanding anything in this Agreement to the contrary:

(i) no distribution shall be made in violation of the Act or other applicable Law;

(ii) all distributions shall be subject to the terms of Annex 1; and

(iii) all amounts distributed to Members in respect of their Common Units shall be distributed to them pro rata in accordance with their respective Membership Percentages.

(d) Exculpation. The Members hereby consent and agree that, except as expressly provided herein or required by applicable Law, no Member shall have an obligation to return cash or other property paid or distributed to such Member under Section 18-502(b) of the Act or otherwise.

ARTICLE 9

TRANSFERS AND ADDITIONAL MEMBERS

Section 9.01. Transfers. Any Member shall be entitled to transfer any of its Units, subject to compliance with all applicable Laws, including the Securities Act.

Section 9.02. Additional Members. (a) In connection with a transfer of Units, each such Person who receives Units in accordance with, and as permitted by, the terms of this Agreement, in each case who is not already a Member, shall execute and deliver this Agreement or a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement that were applicable to the transferor (subject to Section 12.06), and shall thereupon be admitted as an additional Member of the Company (an “Additional Member”).

(b) Each Person who is issued new Units or other equity interests in the Company in accordance with the terms of this Agreement and who is not already a Member shall execute and deliver this Agreement or a counterpart of this Agreement and agree in writing to be bound by the terms and conditions of this Agreement, and shall thereupon be admitted as an Additional Member.

(c) A transferee of Units who is admitted as an Additional Member accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it was admitted as an Additional Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to such date and which are in force and effect on such date.

(d) Each Additional Member shall be named as a Member on the Register. Unless and until admitted as an Additional Member, a transferee of any Units, or a recipient of any newly issued Units, shall have no powers, rights or privileges of a Member of the Company.

(e) Following a transfer of any Units in accordance with this Article 9, the transferee of such Units shall be treated as having made all of the capital contributions in respect of, and received all of the distributions received in respect of, such Units, and shall receive allocations and distributions in respect of such Units as if such transferee were a Member. Unless otherwise prohibited by Section 706(d) of the Code and Treasury Regulations promulgated thereunder, the transferor Member shall have the right to designate whether to use the “closing of the books” method or the “proration” method for determining the distributive share of the Company’s income, gains, losses, deductions, credits and other items of a Member whose interest is disposed of, in whole or in part; provided that the transferor Member shall indemnify the Company for any reasonable incremental costs and expenses incurred by the Company in calculating the items to be allocated under the method selected pursuant to this clause (e) compared to the costs and expenses that would have been incurred if the Company had calculated the items to be allocated using the method not selected.

(f) The Company shall maintain the Register for the purpose of registering the transfer of interests in the Company. Upon a transfer of interests in the Company, the transferor of such interests shall notify the Company so that such transfer may be registered in the Register. A transfer of interests in the Company shall be effective upon registration of the transfer in the Register.

Section 9.03. Termination of Member Status. Any Member that transfers all of its, and as a result thereof owns no, Units shall immediately cease to be a Member and shall no longer be a party to this Agreement and the Register shall be updated to eliminate such Person; provided, however, that such Member (i) shall not thereby be relieved of its liability for breach of this Agreement prior to such time; (ii) shall retain any rights with respect to a breach of this Agreement by any other Person prior to such time; and (iii) shall retain the right to indemnification hereunder.

Section 9.04. Void Transfers. To the greatest extent permitted by the Act and other Law, any transfer by any Member of any Units or other interest in the Company in contravention of this Agreement shall be ineffective and null and void ab initio and shall not bind or be recognized by the Company or any other Person. In the event of any transfer in contravention of this Agreement, to the greatest extent permitted by the Act and other Law, neither the purported transferee nor the holder of any Units with respect to which a transfer prohibited by this Agreement was attempted shall have any right to any profits, losses or distributions of the Company or any other rights of a Member.

ARTICLE 10

CONFIDENTIALITY

Section 10.01. Confidentiality. (a) Each HoldCo Member agrees that it shall hold strictly confidential and shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to hold strictly confidential and to use, the Confidential Information only in connection with its investment in the Company and not for any other purpose. Each HoldCo Member agrees that it shall be responsible for any breach of the provisions of this Section 10.01 by any of its Representatives to whom it discloses Confidential Information. Each HoldCo Member further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i) to such HoldCo Member’s Representatives in the normal course of the performance of their duties or to any financial institution providing credit to such HoldCo Member;

(ii) to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a HoldCo Member is subject; provided that, unless otherwise prohibited by Law, such HoldCo Member agrees to give the Company prompt notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and the HoldCo Member shall cooperate with such efforts by the Company, and shall in any event make only the minimum disclosure required by such Law));

(iii) to any Person to whom such HoldCo Member is contemplating a transfer of its Company Securities; provided that such transfer would not be in violation of the provisions of this Agreement, the potential transferee agrees in advance of any such disclosure to be bound by a confidentiality agreement consistent with the provisions hereof and such HoldCo Member shall be responsible for breaches of such confidentiality agreement by such potential transferee;

(iv) to any regulatory authority or rating agency to which such HoldCo Member or any of its Affiliates is subject or with which it has regular dealings, as long as such authority or agency is advised of the confidential nature of such information and such HoldCo Member uses reasonable efforts to seek confidential treatment of such information to the extent available;

(v) to the extent required by the rules and regulations of the Commission or stock exchange rules; or

(vi) if the prior written consent of the Board shall have been obtained.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against the Company or any Member.

(b) “Confidential Information” means any information concerning the Company or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of the Company or any such Subsidiaries in the possession of or furnished to any HoldCo Member; provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or its directors, officers, employees, shareholders, members, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement or any of the other Transaction Documents, (ii) was available to such HoldCo Member on a non-confidential basis prior to its disclosure to such HoldCo Member or its Representatives by the Company or any such Subsidiaries or (iii) becomes available to such HoldCo Member on a non-confidential basis from a source other than the Company after the disclosure of such information to such HoldCo Member or its Representatives by the Company, which source is (at the time of receipt of the relevant information) not, to such HoldCo Member’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person; provided that, notwithstanding anything to the contrary contained herein, “Confidential Information” in the possession of HoldCo or any of its Subsidiaries prior to the date of this Agreement shall not by virtue of the foregoing exceptions in clauses (ii) or (iii) not be deemed Confidential Information and HoldCo shall be obligated to keep or to cause to be kept such information confidential in accordance with the provisions of this Section 10.01 as fully as if they did not have access to such information prior to the date of this Agreement but only received it after the date of this Agreement.

ARTICLE 11

DISSOLUTION, LIQUIDATION AND WINDING UP

Section 11.01. No Dissolution. The Company shall not be dissolved by the withdrawal of any Member (subject to Section 11.02(d)) or the admission of Additional Members in accordance with the terms of this Agreement.

Section 11.02. Events Causing Dissolution. The Company shall be dissolved and its affairs shall be wound up solely upon the first to occur of the following events:

(a) the determination of the Members, by means of an affirmative vote of the Members holding a majority of the outstanding Common Units, to dissolve and terminate the Company;

(b) the sale of all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole);

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act; or

(d) at any time when there are no Members, unless the Company is continued in accordance with the Act.

Section 11.03. Bankruptcy of a Member. The bankruptcy (within the meaning of Sections 18-101 and 18-304 of the Act) of a Member shall not cause such Member to cease to be a Member, and upon the occurrence of such event, the Company shall continue without dissolution. The receivership or dissolution of a Member will not in and of itself cause the dissolution of the Company, and upon the occurrence of such event, the Company shall continue without dissolution under the management and control of the remaining Members, unless there are no remaining Members of the Company.

Section 11.04. Liquidation and Winding Up. (a) In the event of the dissolution of the Company pursuant to Section 11.02, the Company’s affairs shall be wound up by a liquidating trustee of the Company selected by the Board (in such capacity, the “Liquidating Agent”), which Liquidating Agent shall be an individual who is knowledgeable about the Company’s business and operations (to the extent possible) and has substantial experience in the purchase and sale of businesses.

(b) Upon dissolution of the Company and until the filing of a certificate of cancellation as provided in Section 18-203 of the Act, the Liquidating Agent may, in the name of, and for and on behalf of, the Company, prosecute and defend lawsuits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the Company’s property or sell the Company (and its Subsidiaries) as a going concern, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 11.05 any remaining assets of the Company, all without affecting the liability of Members and without imposing any liability on any Liquidating Agent.

(c) Except as otherwise provided in this Agreement or by applicable Law, the Members shall continue to receive Guaranteed Payments and share distributions and allocations during the period of liquidation in the same manner as before the dissolution.

(d) A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Company and the discharge of liabilities to creditors so as to enable the Liquidating Agent to seek to minimize potential losses upon such liquidation. Subject to the provisions of Section 11.05, the Liquidating Agent shall have reasonable discretion to determine the time, manner and terms of any sale or sales of the Company’s property pursuant to such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding up and until the filing of a certificate of cancellation of the Company with the Secretary of State of the State of Delaware.

(e) Upon the completion of the winding up of the Company, any Director designated by the Comcast Members or the Liquidating Agent or other duly designated representative shall file a certificate of cancellation of the Company with the Secretary of State of the State of Delaware as provided in Section 18-203 of the Act.

Section 11.05. Distribution of Assets. (a) As soon as practicable upon dissolution of the Company, the assets of the Company (or liquidation proceeds) shall be distributed in the following manner and order of priority (and ratably within each level of priority):

(i) first, to creditors of the Company, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision has been made and distributions to Members under Article 8;

(ii) second, to Members in respect of their Preferred Units, as and to the extent provided for in Annex 1; and

(iii) third, to the Members in respect of their Common Units pro rata in accordance with the positive balances in their Capital Accounts, after giving effect to (A) clause (ii) of this Section 11.05 and (B) all contributions, distributions, allocations and adjustments for all periods.

(b) It is the intention of the parties that final Capital Account balances of the Members (x) in respect of their Preferred Units will permit liquidating distributions to be made (after satisfaction of the obligation of the Company to creditors pursuant to Section 11.05(a)(i)) to Members in respect of each of their Preferred Units in an amount set forth in Section 3 of Annex I hereto and (y) in respect of their Common Units will permit liquidating distributions to be made (after the satisfaction of the obligations of the Company to creditors pursuant to Section 11.05(a)(i) and to holders of Preferred Units pursuant to Section 11.05(a)(ii)) pro rata in accordance with their respective Membership Percentages. The allocations and distributions provided for in this Agreement are intended to result in the Capital Account of each Member in respect of its Common Units immediately prior to the distribution of the Company’s assets pursuant to Section 11.05(a)(iii) (after the satisfaction of the obligations of the Company to creditors pursuant to Section 11.05(a)(i) and to holders of Preferred Units pursuant to Section 11.05(a)(ii)) being equal to the amount that would be distributable to such Member in accordance with its Membership Percentage. The Company is authorized, to the extent possible, to make appropriate adjustments to the allocation of items of income, gain, loss and deduction as necessary to cause the amount of each Member’s Capital Account in respect of its Units immediately prior to the distribution of the Company’s assets pursuant to Section 11.05(a)(iii) (after the satisfaction of the obligations of the Company to creditors pursuant to Section 11.05(a)(i) and to holders of Preferred Units pursuant to Section 11.05(a)(ii)) to equal the amount that would be distributable to such Member in respect of its Units in accordance with its Membership Percentage. Notwithstanding Section 11.05(a)(iii), if the Company is unable to make allocations such that the final Capital Account balances in respect of the Members’ Common Units are pro rata in accordance with the Members’ Membership Percentages, distributions to Members in respect of their Common Units pursuant to Section 11.05(a)(iii) shall be pro rata in accordance with their respective Membership Percentages.

(c) The Liquidating Agent shall have the power to establish any reserves that, in accordance with sound business judgment, it deems reasonably necessary to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, which reserves may be paid over to an escrow agent selected by the Liquidating Agent to be held by such agent for the purpose of paying out such reserves in payment of the aforementioned contingencies and upon the expiration of such period as the Liquidating Agent may deem advisable, making a distribution of the balance thereof to the Members in the manner provided in this Section 11.05.

Section 11.06. Distributions in Cash or in Kind. Upon the dissolution of the Company, the Liquidating Agent shall use all commercially reasonable efforts to liquidate all of the Company assets in an orderly manner and apply the proceeds of such liquidation as set forth in Section 11.05; provided that if in the good faith judgment of the Liquidating Agent, a Company asset should not be liquidated, the Liquidating Agent shall distribute such asset, on the basis of its value (determined in good faith by the Liquidating Agent), in accordance with Section 11.05, subject to the priorities set forth in Section 11.05, and provided, further, that the Liquidating Agent shall in good faith attempt to liquidate sufficient assets of the Company to satisfy in cash (or make reasonable provision for) the debts and liabilities referred to in Section 11.05(a).

Section 11.07. Claims of the Members. The Members and former Members shall look solely to the Company’s assets for the return of their capital contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such capital contributions, the Members and former Members shall have no recourse against the Company, any Director, any other Member or, for the avoidance of doubt, Comcast or GE. No Member shall have any obligation to make any capital contribution with respect to such insufficiency, and such insufficiency shall not be considered a debt owed to the Company or to any other Person.

ARTICLE 12

MISCELLANEOUS

Section 12.01. Further Assurances. Each Member shall, upon the request from time to time of the Company and without further consideration, do, execute and perform all such other acts, deeds and documents as may be reasonably requested by the Company to carry out fully the purposes and intent of this Agreement.

Section 12.02. Amendment or Modification. (a) This Agreement may be amended or modified only with the written consent of the Members holding a majority of the outstanding Common Units. Notwithstanding the foregoing, for so long as Preferred Units remain outstanding, the unanimous written consent of the Board of Directors of HoldCo (the “HoldCo Board”) shall be required to amend or modify (i) Annex 1, (ii) Section 3.02(c) or (iii) this Section 12.02(a).

(b) In addition, any amendment or modification of this Agreement that (i) adversely affects a Member or any of its Affiliates disproportionately to its effect on the other Members and their Affiliates, or (ii) imposes obligations on a Member in a manner contrary to the express provisions of this Agreement, shall, in each case, require the prior written consent of such Member.

(c) Notwithstanding Sections 12.02(a) and 12.02(b), the Board of the Company may amend, without the consent of any of the Members:

(i) this Agreement solely in order to reflect the fact that a new Member admitted in accordance with the terms of this Agreement has agreed to become bound by, and subject to, this Agreement;

(ii) this Agreement and the Certificate of Formation in order to change the name of the Company to the extent such change of name is permitted pursuant to Section 2.02;

(iii) the Register to reflect changes required pursuant to changes in the Members (including the admission of Additional Members), the number and ownership of Units and Membership Percentages of the Members in accordance with the terms of this Agreement; and

(iv) this Agreement, to reflect the terms of any equity interests in the Company and the issuance thereof as provided in Section 3.02(b).

Section 12.03. Waiver; Cumulative Remedies. Except as otherwise specifically provided herein, any party may waive any right of such party under this Agreement by an instrument signed in writing by such party. Except as specifically provided herein, the failure or delay of any Member to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Member thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. Except as specifically provided herein, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

Section 12.04. Entire Agreement. This Agreement, including Annex 1, Exhibits A and B and Schedule 4.01, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes and cancels all prior agreements, understandings, representations and warranties, both oral and written, between the parties hereto with respect thereto.

Section 12.05. Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer, on any Person other than the Company and the parties hereto, and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities, except that (a) the holders of a majority of the outstanding shares of the HoldCo Preferred Stock (provided, that for purposes of this Section 12.05(a), shares of HoldCo Preferred Stock held by Comcast or any of its Affiliates shall be deemed not to be outstanding) shall be entitled to enforce Section 12.02(a) of this Agreement as third-party beneficiaries thereof and (b) any Person who is entitled to exculpation, indemnification or advancement pursuant to Section 6.01 of this Agreement and is not party to this Agreement shall be a third-party beneficiary of this Agreement to the extent required for purposes of such Section 6.01; provided that all claims for indemnification shall be made only in the name and on behalf of such Person by a Member.

Section 12.06. Non-Assignability; Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 12.07. Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is declared or held illegal or invalid, in whole or in part, for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforceability of the remainder of the Agreement, and such provision shall be deemed amended or modified to the extent, but only to the extent, necessary to cure such illegality or invalidity. Upon such determination of illegality or invalidity, the parties hereto shall negotiate in good faith to amend this Agreement to effect the original intent of the parties. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other competent jurisdiction.

Section 12.08. Injunctive Relief. The parties hereto hereby acknowledge and agree that a violation of any of the terms of this Agreement will cause the other parties and the Company irreparable injury for which an adequate remedy at law is not available. Accordingly, the parties hereto expressly agree that in addition to any other remedy that each of the parties and the Company may be entitled to in law or in equity, each of the parties hereto and the Company shall, except as specifically provided otherwise in this Agreement, be entitled to seek specific performance of the terms of this Agreement and any injunction, restraining order or other equitable relief that may be necessary to prevent any breach(es) thereof. Furthermore, the parties expressly agree that if any of the parties hereto, or the Company, institutes any action or proceeding to enforce the provisions hereof, any other party against whom such action or proceeding is brought shall be deemed to have expressly, knowingly, and voluntarily waived the claim or defense that an adequate remedy exists at law. Each party hereby waives any requirement of any posting of bond.

Section 12.09. Governing Law. This Agreement shall be governed by and construed in accordance with the provisions of the Act, and other applicable Laws of the State of Delaware, without regard to its conflicts of law principles.

Section 12.10. Submission to Jurisdiction. For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, each party to this Agreement irrevocably submits, to the fullest extent permitted by Law, to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court) and the appellate courts having jurisdiction of appeals in such courts. For the purposes of any suit, action or other proceeding arising out of or relating to this Agreement, each party irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection to the laying of venue in the Chancery Court of the State of Delaware (or if unavailable, any federal court sitting in the State of Delaware or, if unavailable, the Delaware Superior Court), and hereby further irrevocably and unconditionally waives, to the fullest extent permitted by Law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably consents, to the fullest extent permitted by Law, to service of process in connection with any such suit, action or other proceeding by registered mail to such party at its address set forth in this Agreement, in accordance with the provisions of Section 12.12. The consent to jurisdiction set forth in this Section 12.10 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 12.10. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 12.11. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

Section 12.12. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses:

If to any Comcast Member:

Comcast Corporation
One Comcast Center
Philadelphia, PA 19103
Attention:	General Counsel
Facsimile:	(215) 286-7794

And a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	David L. Caplan
Facsimile:	(212) 450-3800
Telephone:	(212) 450-4000

If to HoldCo:

Comcast Corporation
One Comcast Center
Philadelphia, PA 19103
Attention:	General Counsel
Facsimile:	(215) 286-7794

And a copy (which copy shall not constitute notice) to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention:	David L. Caplan
Facsimile:	(212) 450-3800
Telephone:	(212) 450-4000

If to any other Member: to such addresses reflected in the books and records of the Company.

By written notice to the Company, any Member may change the address to which notices shall be directed.

Section 12.13. Counterparts. This Agreement may be executed in any number of counterparts, and delivered by facsimile or otherwise, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMCAST NAVY CONTRIBUTION, LLC

By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

COMCAST NAVY ACQUISITION, LLC

By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

NBCUNIVERSAL ENTERPRISE, INC.

By:	/s/ Rosemarie S. Teta
	Name:	Rosemarie S. Teta
	Title:	Vice President

[SIGNATURE PAGE TO SECOND AMENDED AND RESTATED LLC AGREEMENT]

ANNEX 1

TERMS OF PREFERRED UNITS

Section 1. Rank. The Preferred Units shall, with respect to distribution rights and rights upon dissolution, liquidation or winding up of the Company, rank senior to the Common Units and to all other classes or series of Equity Securities of the Company.

Section 2. Guaranteed Payments.

(a) To the extent permitted by applicable Law, the Company shall pay to the Members holding Preferred Units cumulative preferential cash payments (“Guaranteed Payments”) at an initial rate per annum of 8.25% on the Liquidation Preference (as defined below) until March 1, 2018, which rate shall be reset on March 1, 2018 and each fifth anniversary thereafter (each such date, a “Reset Date”), to a rate per annum of 7.44% plus the U.S. Benchmark Treasury Rate (as defined below) (such rate, the “Preferred Rate”). Such Guaranteed Payments shall be cumulative, with respect to each Preferred Unit, from the first date on which such Preferred Unit is issued, and shall be payable quarterly in arrears on or before March 1, June 1, September 1 and December 1 of each year or, if not a Business Day, the next succeeding Business Day (without accrual to the actual payment date) (each, a “Preferred Unit Payment Date”). Any Guaranteed Payments payable on the Preferred Units for any partial payment period will be computed on the basis of a 360-day year consisting of twelve 30-day months. A “payment period” shall mean, with respect to the first “payment period,” the period from and including the original issue date to and including the first Preferred Unit Payment Date, and with respect to each subsequent “payment period,” the period from but excluding a Preferred Unit Payment Date to and including the next succeeding Preferred Unit Payment Date or other date as of which Guaranteed Payments are to be calculated. Guaranteed Payments will be payable to the Members holding Preferred Units as they appear on Schedule 4.01 at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month in which the applicable Preferred Unit Payment Date falls or on such other date designated by the Board for the payment of Guaranteed Payments that is not more than 30 nor less than 16 days prior to such Preferred Unit Payment Date (each, a “Preferred Unit Record Date”). “U.S. Treasury Benchmark Rate” means either (i) the rate per annum equal to the yield, under the heading that represents the average for the week immediately preceding the third Business Day prior to the relevant Reset Date, appearing in the most recently published statistical release designated “H.I5(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the relevant Reset

Date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the U.S. Treasury Benchmark Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the third Business Day prior to the relevant date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the relevant Reset Date, in each case calculated on the third Business Day immediately preceding the relevant Reset Date. For the purposes of this definition of U.S. Treasury Benchmark Rate:

(i) “Comparable Treasury Issue” means the United States Treasury selected by the Determination Agent having a five year maturity, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues or corporate debt securities of a five-year maturity most nearly equal to the next Reset Date;

(ii) “Comparable Treasury Price” means, with respect to any Reset Date, the average of three, or such lesser number as is obtained by the Determination Agent, Reference Treasury Dealer Quotations for the relevant Reset Date;

(iii) “Determination Agent” means an independent investment bank or financial institution selected by the Company for the purposes of performing the functions required to be performed by a Determination Agent under this Section 2.

(iv) “Reference Treasury Dealer” means each of the three nationally recognized firms selected by the Determination Agent that are primary U.S. Government securities dealers; and

(v) “Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and the relevant Reset Date, the average, as determined by the Determination Agent, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Determination Agent by such Reference Treasury Dealer at 5:00 p.m. New York City time on the third Business Day immediately preceding such Reset Date.

(b) Guaranteed Payments on the Preferred Units shall accrue and cumulate whether or not the Company has earnings and whether or not there are funds legally available for the payment of such Guaranteed Payments. No interest, or sum of money in lieu of interest, will be payable in respect of any Guaranteed Payments which may be in arrears.

(c) Except as provided in Section 3 below, unless full cumulative Guaranteed Payments on the Preferred Units for all past payment periods have been or contemporaneously are paid, (i) no distributions, including distributions in liquidation, shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Units or any other Equity Securities of the Company (other than distributions paid in Common Units or options, warrants or rights to subscribe for or purchase Common Units or any other Equity Securities of the Company ranking junior to the Preferred Units), nor shall any Common Units, or any other Equity Securities of the Company, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such interests) by the Company (except by conversion into or exchange for Common Units or any other interests of the Company ranking junior to the Preferred Units as to distributions and upon liquidation) and (ii) the Company may not, directly or indirectly, make any loans to Comcast Corporation or any of its Affiliates (other than Subsidiaries of the Company).

(d) If full cumulative Guaranteed Payments on the Preferred Units have not been paid or a sum sufficient for the payment thereof is set apart for payment for all past payment periods, then all Guaranteed Payments paid on the Preferred Units shall be paid ratably in proportion to the respective amounts of accumulated and unpaid Guaranteed Payments on the Preferred Units.

(e) Any Guaranteed Payments made on Preferred Units shall first be credited against the earliest accrued but unpaid Guaranteed Payments due with respect to such Preferred Units which remains payable. Holders of the Preferred Units shall not be entitled to any payments or distributions, whether payable in cash, property, common stock or other interests, other than the full amount of cumulative Guaranteed Payments on the Preferred Units as described above.

(f) From time to time as and when Preferred Units are issued to any Member, the Capital Account with respect to such Preferred Units shall, as of the date of issuance, be credited with an amount equal to the aggregate Liquidation Preference of all of such Preferred Units so issued to the Member. Guaranteed Payments with respect to a Preferred Unit shall be treated as guaranteed payments, within the meaning of Code Section 707(c), and not as distributions within the meaning of either Code Section 731 or Section 8.02 of the Agreement. Guaranteed Payments with respect to a Preferred Unit, whether paid or not, shall have no effect on the Capital Account with respect to such Preferred Unit, except to the extent provided in Section 8.01(a)(ii)(B).

(g) The Company shall not be required to make any distributions with respect to Preferred Units, and, for the avoidance of doubt, the Members holding

Preferred Units shall not be entitled to any distributions in respect of taxes on the amount of gross income included in such Members taxable income with respect to any Guaranteed Payments.

(h) The allocations provided for in the Agreement are intended to result in the Capital Account with respect to Preferred Units held by a Member immediately prior to the distribution of the Company’s assets pursuant to Section 3 of this Annex 1 and Section 11.05(a) of the Agreement being equal to the Liquidation Preference of such Preferred Units.

Section 3. Liquidation Preference.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Members holding Preferred Units then outstanding are entitled to be paid out of the assets of the Company legally available for payment or distribution to its members, a liquidation preference of $1,000 (the “Liquidation Preference”) per Preferred Unit plus an amount equal to any Guaranteed Payments accrued but unpaid to the date of payment (the “Liquidation Guaranteed Payment Amount”), before any distribution of assets is made to Members with respect to Common Units or any other interests of the Company ranking junior to the Preferred Units as to liquidation rights. Upon payment of the Liquidation Preference and the Liquidation Guaranteed Payment Amount to the Members holding Preferred Units, the Preferred Units shall no longer be deemed outstanding interests of the Company and all rights of the Members with respect to such interests will terminate.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the Liquidation Preference plus the Liquidation Guaranteed Payment Amount on all outstanding Preferred Units, then the Members holding Preferred Units shall share ratably in any such payment in proportion to the full amount to which they would otherwise be respectively entitled with respect to their Preferred Units.

Section 4. No Voting Rights. The Preferred Units shall not carry any voting rights.

Section 5. Redemption.

(a) Each Member holding a Preferred Unit shall have the right, exercisable upon written notice to Comcast Corporation and the Company during the 30-day period commencing on the seventh anniversary of the original issuance date of such Preferred Unit, to require the Company to redeem such Preferred Unit (the “Member Redemption Right”), for a price equal to the lesser of (i) the Liquidation Preference plus accrued but unpaid Guaranteed Payments (to but excluding the date of such redemption) with respect to such Preferred Unit and (ii)

the amount that such Member would receive in respect of such Preferred Unit upon a liquidation, dissolution or winding up of the affairs of the Company occurring on such date (as reasonably determined by the Board); provided that (x) the Member Redemption Right shall be exercisable by a Member only with respect to a number of Preferred Units equal to the product of (A) the Option Percentage and (B) the number of Preferred Units then held by such Member and (y) if a Member exercises the Member Redemption Right, such Member shall be required to exercise the Member Redemption Right with respect to the number of Preferred Units described in the clause (x). As used herein, the “Option Percentage” means, at any time, the percentage determined by dividing (i) the product of (X) 0.15 and (Y) the sum of the aggregate Liquidation Preference of all then outstanding Preferred Units plus the aggregate accrued but unpaid Guaranteed Payments with respect to all then outstanding Preferred Units by (ii) the lesser of (A) the sum of the aggregate Liquidation Preference of all then outstanding Preferred Units plus the aggregate accrued but unpaid Guaranteed Payments with respect to all then outstanding Preferred Units and (B) the equity value of the Company at such time (as reasonably determined by the Board).

(b) The Company shall have the right, exercisable upon written notice to the holders of Preferred Units, during the 30-day period commencing on the fifth anniversary of the original issue date of such Preferred Units, to redeem all (but not fewer than all) of the then outstanding Preferred Units for a redemption price equal to the aggregate Liquidation Preference of all then outstanding Preferred Units plus the aggregate accrued but unpaid Guaranteed Payments with respect to all then outstanding Preferred Units.

Section 6. Conversion. The Preferred Units are not convertible into or exchangeable for any other property or securities of the Company.

Section 7. Definitions. References to “the Agreement” in this Annex 1 are to the Second Amended and Restated Limited Liability Company Agreement of NBCUniversal, LLC, dated as of March 19, 2013, to which this Annex 1 is attached and forms a part. Capitalized terms used but not defined in this Annex 1 shall have the respective meanings assigned to such terms in the Agreement.